EXHIBIT 4(hh)

DESCRIPTION OF COMMON STOCK REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

In this description of securities, except as otherwise indicated or the context otherwise requires, “Norfolk Southern,” “we,” “our,” “us” or the “Company” refer to Norfolk Southern Corporation and its consolidated subsidiaries.

General
The following summary of our common stock is not meant to be a complete description. For more information, you also should refer to our Restated Articles of Incorporation (the “Articles of Incorporation”), our Bylaws (the “Bylaws”) and the Virginia Stock Corporation Act (the “Virginia Act”). Under the Articles of Incorporation, our authorized capital stock consists of 1,350,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value.
As of January 31, 2020, Norfolk Southern had 257,844,180 shares of common stock issued and outstanding, excluding 20,320,777 shares held by our wholly owned subsidiaries. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock (of which there currently is none), the persons who hold a majority of the outstanding common stock entitled to elect members of the board of directors (the “Board”) can elect all of the directors of the company.
If the Board declares a dividend, common stockholders will receive payments from the funds of Norfolk Southern that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is issued. If Norfolk Southern is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay (i) our liabilities and (ii) any amounts we may owe to the persons who hold our preferred stock, if any is issued. Common stockholders do not have preemptive rights, and they have no right to convert their common stock into any other securities. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.
The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Certain Provisions of the Virginia Stock Corporation Act
The Virginia Act contains certain anti-takeover provisions regarding, among other things, affiliated transactions and control share acquisitions. In general, the Virginia Act’s affiliated transactions provisions prevent a Virginia corporation from engaging in an “affiliated transaction” (as defined in the Virginia Act) with an “interested shareholder” (generally defined as a person owning more than 10% of any class of voting securities of the corporation) unless approved by a majority of the “disinterested directors” (as defined in the Virginia Act) and the holders of at least two thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions.

Under the control share acquisitions provisions of the Virginia Act, shares acquired in a “control share acquisition,” generally defined as transactions that increase the voting strength of the person acquiring such shares above certain thresholds in elections of directors generally, have no voting rights unless they are granted by a majority of the outstanding voting stock not owned by such acquiring person, by an officer of Norfolk Southern or by an employee-director of Norfolk Southern. If such voting rights are granted and the acquiring person controls 50% or more of the voting power, all shareholders, other than the acquiring person, are entitled to receive “fair value” (as defined in the Virginia Act) for their shares. If such voting rights are not granted, the corporation may, if authorized by its articles of incorporation or bylaws, purchase the acquiring person’s shares at their cost to the acquiring person. A Virginia corporation has the right to “opt out” of the control share acquisition statute, and effective January 27, 2009, the Board amended our bylaws to “opt out” of the statute.